UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2011

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610
 ______________________________________________________________

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2011, Document Security Systems, Inc. (the “Company”) entered into a Consulting Agreement (the “Agreement”) with Alan Harrison, a non-executive member of the Company’s Board of Directors. Pursuant to the Agreement, Mr. Harrison agreed to perform certain consulting services for the Company’s management with respect to one of the Company’s wholly-owned subsidiaries, Secuprint Inc., which operates under the assumed name of DSS Printing Group (“DSS Printing”).

Mr. Harrison’s consulting duties include, but are not limited to: (i) review and evaluation of DSS Printing’s management staff, (ii) establishment of performance goals and objectives for DSS Printing, and (iii) providing strategic recommendations to the Company’s management regarding DSS Printing’s marketing initiatives, operating initiatives, pricing, equipment utilization and needs, and employees.

The term (“Term”) of the Agreement runs from August 22, 2011 until December 31, 2011, at which time it will expire.

For the Term of the Agreement, Mr. Harrison will receive (i) a consulting fee of $9,000 per month, and (ii) reimbursement for actual incidental expenses incurred in performing the consulting services. The Agreement also includes customary confidentiality, non-competition, non-solicitation, and intellectual property restrictive covenants.

The forgoing description is a summary only, does not purport to set forth the complete terms of the Agreement, and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement between Document Security Systems, Inc. and Alan Harrison, dated August 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: August 23, 2011	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Consulting Agreement between Document Security Systems, Inc. and Alan Harrison, dated August 22, 2011